   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 3, 1998.

                                                     REGISTRATION NO. 333-35337.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                AMENDMENT NO. 6
                                       TO
                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         ------------------------------

                            NEW FRONTIER MEDIA, INC.
       (Exact name of small business issuer as specified in its charter)

           COLORADO                          5190                  84-1084061
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                                                 Identification
                                                                      No.)
incorporation or organization)   Classification Code Number)

                         1050 WALNUT STREET, SUITE 301
                            BOULDER, COLORADO 80302
                                 (303) 444-0632
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal place of business)
                         ------------------------------

                                 MICHAEL WEINER
                         1050 WALNUT STREET, SUITE 301
                            BOULDER, COLORADO 80302
                                 (303) 444-0632
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                        Copies of all communications to:

          Issuer's Counsel:                       Underwriter's Counsel:
          HANK GRACIN, ESQ.                      DENNIS J. DOUCETTE, ESQ.
            Lehman & Eilen                Luce, Forward, Hamilton & Scripps LLP
      50 Charles Lindbergh Blvd.              600 West Broadway, Suite 2600
      Uniondale, New York 11553                San Diego, California 92101
      Telephone: (516) 222-0888                 Telephone: (619) 236-1414
      Facsimile: (516) 222-0948                 Facsimile: (619) 232-8311

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED        PROPOSED MAXIMUM       AMOUNT OF
      TITLE OF EACH CLASS OF SECURITY            AMOUNT BEING      MAXIMUM OFFERING   AGGREGATE OFFERING     REGISTRATION
              BEING REGISTERED                  REGISTERED(1)     PRICE PER SHARE(2)        PRICE                FEE
Units.......................................      1,725,000             $5.25             $9,056,250          $2,672(3)
Common Stock, par value $.0001 per share....      1,725,000              (3)                 (3)                 (3)
Redeemable Common Stock Purchase Warrants...      1,725,000              (3)                 (3)                 (3)
Common Stock, par value $.001 per share,
  issuable upon exercise of Redeemable
  Common Stock Purchase Warrants............      1,725,000             $6.50            $11,212,500            $3,308
Common Stock, par value $.001 per share,
  issuable upon exercise of the
  Underwriter's Warrants(4).................       150,000              $6.75             $1,012,500             $299
Totals......................................                                             $21,281,250            $6,279

(1) Includes 225,000 Units which the Underwriters have the option to purchase to cover overallotments, if any.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended.

(3) Included in the Units. No additional registration fee is required.

(4) The Company has agreed to sell the Managing Underwriter a Warrant (the "Underwriter's Warrant") for $100 at closing of this offering. The Underwriter's Warrant shall entitle the Managing Underwriter to purchase up to 10 percent of the number of shares of Common Stock underlying the Units purchased by the underwriters in this offering. The Underwriter's Warrant is exercisable at $6.75 per share of Common Stock, for a period of four years beginning one year from the date of closing of this offering. See "UNDERWRITING."
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    (i) Article 3, Section 3.17 of the Company's First Amended and Restated Bylaws provides as follows:

                                 "SECTION 3.17

                            LIMITATIONS ON LIABILITY

    To the fullest extent permitted by the Colorado Business Corporation Act as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for any action taken or any failure to take any action as a director. Notwithstanding the foregoing, a director will have liability for monetary damages for a breach or failure which involves: (i) a violation of criminal law;
(ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) destributions in violation of the Colorado Business Corporation Act or the Articles of the corporation (but only to the extent provided by law); (iv) willful misconduct or disregard for the best interests of the corporation concerning any acts or omissions concerning any proceeding other than in the right of the corporation or a shareholder; or, (v) reckless, malicious or wanton acts or omissions concerning any proceeding other than in the right of the corporation or of a shareholder. No repeal, amendment or modiffication of this Article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director of the corporation occurring prior to such repeal, amendment or modification."

    (ii) Article 3, Section 3.18 of the Company's First Amended and Restated Bylaws provides as follows:

                                 "SECTION 3.18

                                INDEMNIFICATION

    Subject to and in accordance with the Colorado Business Corporation Act, and except as may be expressly limited by the Articles of Incorporation and any amendments thereto, the corporation shall indemnify any person:

        (i) made a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation's request, as a director, officer, employee or agent of another corporation, or other enterprise; or,

        (ii) who was or is a party to any proceeding by or in the right of the corporation, to procure a judgment in its favor by reason of the fact that his is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. This indemnification shall be mandatory in all circumstances in which indemnification is permitted by law.

    The corporation may maintain indemnification insurance regardless of its power to indemnify under the Colorado Business Corporation Act.

    The corporation may make any other or further indemnification or advancement of expenses of any of the directors, officers, employees or agents under any bylaw, agreement, vote of shareholders or disinteredsted directors or otherwise, both as to action in his or her official capacity and to action in another capacity while holding such office, except an indemnification against material criminal or unlawful misconduct as set forth by statute, or as to any transaction wherein the director derived an improper personal benefit.

    Except to the extent reimbursement shall be mandatory in accordance herewith, the corporation shall have the right to refuse indemnification, in whole or in part, in any instance in which the person to whom indemnification would otherwise have been applicable, if he or she unreasonable refused to permit the corporation, at its own expense and through counsel of its own choosing, to defend him or her in the action, or unreasonably refused to cooperate in the defense of such action."

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.(1)

SEC Registration Fee...............................................       6,279
NASD Filing Fee....................................................       2,628
Blue Sky Filing Fees...............................................      10,000
Blue Sky Legal Fees................................................      20,000
Printing Expenses..................................................      80,000
Legal Fees and Expenses............................................     100,000
Accounting Fees....................................................      30,000
Transfer Agent.....................................................       3,000
NASDAQ SmallCap Application Fee....................................       5,000
Miscellaneous Expenses.............................................      18,093
                                                                     -----------
  TOTAL............................................................     275,000(1)
                                                                     -----------
                                                                     -----------

------------------------

(1) Does not include the Managing Underwriter's commission and nonaccountable expenses of $1,023,750 ($1,177,313 if the Overallotment Option is exercised). All expenses, except the SEC registration fee, the NASD filing fee, and the NASDAQ SmallCap application fee are estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

    During the last three years, the Company has sold the following shares of its Common Stock which were not registered under the 1933 Act, as amended:

        (i) Between March 1, 1996 and June 30, 1996, the Company sold 195,200 Units in an exempt private placement to accredited investors only. Each Unit consisted of one share of Common Stock and one Warrant (the "Unit Warrant") to purchase an additional share of Common Stock. On or about December 15, 1996, the Company's Board of Directors extended the exercise date for the Unit Warrant to December 31, 1997. The exercise price for each Unit Warrant is $5.50.

        (ii) From time to time, the Company has issued a total of 146,666 non-qualified stock options to employees. Each option allows the holder to purchase one share of the Company's Common Stock, at an exercise price of $6.00 per share. The options are exercisable through December 31, 1997.

        (iii) In February and March, 1997, the Company issued a total of 5,000 shares of its Preferred Series B stock to one accredited investor for total consideration of $20,000. In July, 1997, the investor converted his Preferred Series B shares into 20,000 shares of the Company's restricted Common Stock, pursuant to the Statement of Series B Preferred Shares.

        (iv) On May 31, 1997, the Company issued 2,511 shares of restricted Common Stock to Krausman, L.L.C. for services valued at $7,533.12.

    With respect to the sales made, the Company relied on Sections 4(2) and 4(6) of the Securities Act of 1933, as amended (the "1933 Act"). The Company employed no advertising or general solicitation in offering the securities. The securities were offered to a limited number of persons, all of whom were business associates of the Company or its executive officers and directors, and the tranfer thereof was appropriately restricted by the Company and its transfer agent. All shareholders were accredited investors as that term is defined in Rule 501 of Regulation D under the 1933 Act, and were capable of analyzing the merits and risks of their investment and acknowledged in writing that they were acquiring the securities for investment purposes only, and not with a view toward distribution or resale. Each investor represented in writing that he or she understood the speculative nature of his or her investment.

ITEM 27.  EXHIBITS.


 EXHIBIT
   NO.     TITLE
---------  ---------------------------------------------------------------------------------------------
  1.01+    Form of Underwriting Agreement

  1.02+    Form of Agreement Among Underwriters

  1.03+    Form of Selected Dealer Agreement

  1.04+    Form of Underwriter's Warrant

  1.05+    Form of Lock-up Agreement

  3.01+    Articles of Incorporation of Company, with Amendment

  3.02+    Articles of Incorporation--Inroads

  3.03+    Articles of Incorporation--David

  3.04+    Articles of Incorporation--In-Sight

  3.05+    Articles of Incorporation--CSB

  3.06+    First Amended Bylaws of Company

  4.01+    Form of Common Stock Certificate

  5.01+    Opinion of Combs & Associates regarding legality of the Common Stock (includes consent)

  5.02+    Opinion of Combs & Associates re: Quarto claims

 10.01+    Asset Purchase Agreement Among the Company, CSB, Fifth Dimension Communications (Barbados)
             Inc., and Merlin Sierra, Inc.

 10.02+    Asset Purchase Agreement Among the Company, CSB, and 1043133 Ontario Inc.

 10.03+    Asset Purchase Agreement Among the Company, CSB, and 1248663 Ontario Inc.

 10.04+    Revocable Line of Credit Agreement

 10.05+    Promissory Note

 10.06+    Form of Warrant Agreement

 10.07+    Call Center Interim Service Agreement between the Company and 1248663 Ontario Inc.

 11.01+    Computation of Earnings Per Share

  23.01    Consent of Spicer, Jeffries & Co.

  23.02    Consent of Ernst & Young

 23.03+    Consent of Combs & Associates (See 5.01, above)

 23.04+    Consent of Combs & Associates

 27.01+    Financial Data Schedule


------------------------

+   Previously filed.

ITEM 28.  UNDERTAKINGS.

    The Company hereby undertakes:

    (a) That insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of approprate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act, and will be governed by the final adjudication of such issue.

    (b) That, subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

    (c) That any post-effective amendment filed will comply with the applicable form, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

    (d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the 1933 Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (e) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

    (g) To provide to the Managing Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the 1933 Act, as amended, the Company certifies that it has reasonable grounds to believe that it meets the requirements of filing on Form SB-2 and has caused this Amendment No. 6 to the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in Boulder, Colorado on February 3, 1998.


                                NEW FRONTIER MEDIA, INC.

                                By:
                                              /s/ MARK H. KRELOFF
                                 ---------------------------------------------
                                                Mark H. Kreloff
                                                   PRESIDENT

    Pursuant to the requirements of the 1933 Act, as amended, this Registration Statement has been signed below by the following persons on the dates indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ MARK H. KRELOFF
------------------------------  Chairman, Chief Executive    February 3, 1998
       Mark H. Kreloff            Officer, President

      /s/ MICHAEL WEINER        Executive Vice President,
------------------------------    Secretary, Treasurer and   February 3, 1998
        Michael Weiner            Director

       /s/ SCOTT WUSSOW         Chief Financial Officer
------------------------------    (Principal Accounting      February 3, 1998
         Scott Wussow             Officer)

         /s/ CLIVE NG
------------------------------  Director                     February 3, 1998
           Clive Ng

      /s/ KOUNG Y. WONG
------------------------------  Director                     February 3, 1998
        Koung Y. Wong

                                 EXHIBIT INDEX


 EXHIBIT                                                                                                      PAGE
   NO.     TITLE                                                                                               NO.
---------  -----------------------------------------------------------------------------------------------  ---------
 1.01+     Form of Underwriting Agreement

 1.02+     Form of Agreement Among Underwriters

 1.03+     Form of Selected Dealer Agreement

 1.04+     Form of Underwriter's Warrant

 1.05+     Form of Lock-up Agreement

 3.01+     Articles of Incorporation of Company

 3.02+     Articles of Incorporation--Inroads

 3.03+     Articles of Incorporation--David

 3.04+     Articles of Incorporation--In-Sight

 3.05+     Articles of Incorporation--CSB

 3.06+     First Amended Bylaws of Company

 4.01+     Form of Common Stock Certificate

 5.01+     Opinion of Combs & Associates regarding legality of the Common Stock (incudes consent)

 5.02+     Opinion of Combs & Associates re: Quarto claims.

10.01+     Asset Purchase Agreement Among the Company, CSB, Fifth Dimension Communications (Barbados)
             Inc., and Merlin Sierra, Inc.

10.02+     Asset Purchase Agreement Among the Company, CSB, and 1043133 Ontario Inc.

10.03+     Asset Purchase Agreement Among the Company, CSB, and 1248663 Ontario Inc.

10.04+     Revocable Line of Credit Agreement

10.05+     Promissory Note

10.06+     Form of Warrant Agreement

10.07+     Call Center Interim Service Agreement between the Company and 1248663 Ontario Inc.

11.01+     Computation of Earnings Per Share

23.01      Consent of Spicer, Jeffries & Co.

23.02      Consent of Ernst & Young

23.03+     Consent of Combs & Associates (See 5.01, above)

23.04+     Consent of Combs & Associates

27.01+     Financial Data Schedule


------------------------

+   Previously Filed.